SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2014

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Effective January 6, 2014, Ms. Carolyn Jones has been appointed to serve as Chief Financial Officer of USMD Holdings, Inc. (“USMD”). Ms. Jones, age 65, has served as Interim Chief Financial Officer of USMD since September 17, 2013. Prior to serving as interim CFO of USMD, Ms. Jones was affiliated with the Tatum division of Ranstand Professionals US, LP since 2007. She completed assignments as an interim financial executive for several Tatum clients, including Interim Vice President of Financial Planning & Analysis for Tenet Healthcare and Interim CFO of the Dallas Independent School District. From 2002 to 2007, Ms. Jones served as co-founder of Jones & Co., a consulting firm. From 1996 to 2002, Ms. Jones served as Vice President of Financial Planning & Analysis for PacificCare of California. A certified public accountant, Ms. Jones’ prior experience includes financial and accounting positions for PriceWaterhouseCoopers, IBM Consulting Group and First Interstate Bank.

Ms. Jones will receive an annual salary of $360,000 per year. She will be eligible for an annual bonus of up to 70% of her base compensation. The amount and timing of bonus compensation, and whether any bonus compensation will be paid in cash, securities, or another form of consideration, are at the sole discretion of USMD’s Board of Directors. In addition to an annual salary and bonus, Ms. Jones will be awarded options to purchase 50,000 shares of USMD common stock. These options will be issued under the 2010 USMD Holdings, Inc. Equity Compensation Plan. The grant date for these options will be January 6, 2014 and the strike price for these options will be the greater of (i) the average price of a share of USMD common stock during the 30 day period immediately preceding January 6, 2014, and (ii) the closing price of a share of USMD common stock on January 6, 2014. These options will become exercisable at a rate of 10,000 on January 6, 2014, and an additional 10,000 per year on the 1st day of each calendar year beginning on January 1, 2015 until fully vested. The options will expire on January 6, 2022.

There is no family relationship between Ms. Jones and any director or executive officer of USMD and there is no transaction between Ms. Jones and USMD that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: January 7, 2014	By:	/s/ Greg Cardenas
Greg Cardenas
Executive Vice President, Secretary and General Counsel